Exhibit 99.4

November 21, 2017

Consent of Robert L. Burr

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to being named in the Registration Statement on Form S-4 of Atlas Holdings, Inc. (the “Company”) and all supplements and amendments thereto (the “Registration Statement”), as a person who is to become a director of the Company effective upon the completion of the combination transaction described in the Registration Statement.

Sincerely,

/s/ Robert L. Burr
Robert L. Burr